UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Definitive Proxy Statement

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ALLERGAN PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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On March 22, 2019, Allergan plc (“Allergan”) filed its 2019 definitive proxy materials with the Securities and Exchange Commission in connection with the Company’s Annual General Meeting of Shareholders to be held on May 1, 2019, which included the following information:

•

Demonstrating the continued commitment of the Board of Directors (the “Board”) to strong governance practices and responsiveness to ongoing shareholder feedback, Allergan announced today that it has adopted a policy to provide that the Chairman of the Board shall be an independent member of the Board to be phased in with the next leadership transition.

•

The Board of Directors also formed a Mergers and Acquisitions Committee to provide focused oversight on mergers, acquisitions, divestitures and other transactions. The Mergers and Acquisitions Committee is comprised of Robert J. Hugin as Chair, Christopher J. Coughlin, Thomas C. Freyman and Michael E. Greenberg, PhD.

•	Additionally, the Board of Directors adopted enhancements to its already-robust Lead Independent Director role, responding to shareholder input and further strengthening the position.

•	Allergan announced that Catherine M. Klema will not be standing for re-election to the Board at the 2019 Annual General Meeting of Shareholders.

•	Allergan also announced that Thomas C. Freyman will become the Chair of the Compensation Committee of the Board, effective as of Ms. Klema’s retirement from the Board.

Details of these governance enhancements are outlined in the Company’s 2019 proxy materials. The Board of Directors strongly encourages Allergan shareholders to review the Company’s 2019 Proxy Statement and 2018 Annual Report to Shareholders, which can be found at the Company’s website at https://www.allergan.com/investors/financial-information/proxy-materials and at www.proxyvote.com.